Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR SECOND QUARTER 2019

QUAKERTOWN, PA (July 23, 2019) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the second quarter of 2019 of $3,143,000, or $0.90 per share on a diluted basis, compared to net income of $2,862,000, or $0.82 per share on a diluted basis, for the same period in 2018.  For the six months ended June 30, 2019, QNB reported net income of $6,522,000, or $1.86 per share on a diluted basis. This compares to net income of $5,797,000, or $1.67 per share on a diluted basis, reported for the same period in 2018.

Total assets as of June 30, 2019 were $1,212,005,000 compared with $1,175,452,000 at December 31, 2018. Loans receivable at June 30, 2019 were $817,593,000 compared with $785,448,000 at December 31, 2018, an increase of $32,145,000, or 4.1%.  Total deposits at June 30, 2019 were $1,030,661,000, increasing $15,063,000, compared with $1,015,598,000 at December 31, 2018.

“QNB is pleased to report increased earnings and earnings per share for the second quarter and first half of 2019,” said David W. Freeman, President and Chief Executive Officer.  “During the second quarter, we continued to see strong loan, deposit, and household growth throughout the communities the Bank serves. Asset quality and net interest margin improved as well.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and six months ended June 30, 2019 totaled $9,111,000 and $17,947,000, respectively, an increase of $411,000 and $456,000, respectively, from the same periods in 2018. The net interest margin for the second quarter 2019 was 3.20% compared to 3.15% for the second quarter 2018.  Net interest margin for the six months ended June 30, 2019 was 3.19%, an increase of five basis points for the quarter and one basis point for the six  months ended June 30, 2019, respectively, compared to the same periods in 2018.

The yield on average earning assets improved 29 basis points to 4.10% for the second quarter 2019, compared with the second quarter 2018.  For the six months ended June 30, 2019, the yield on average earning assets was 4.07%, compared with 3.82% for the same period in 2018, primarily due the proportionate increase in loans as a percent of earning assets, along with increased rates.  The cost of interest-bearing liabilities increased 30 basis points to 1.11% for the quarter, and 31 basis points to 1.09% for the six months ended June 30, 2019, respectively, compared with the same periods in 2018.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $150,000 provision for loan losses in the second quarter of 2019 compared with $187,000 in the second quarter 2018.  QNB's allowance for loan losses of $9,164,000 represents 1.12% of loans receivable at June 30, 2019 compared to $8,834,000, or 1.12% of loans receivable at December 31, 2018, and $8,192,000, or 1.05% of loans receivable at June 30, 2018. Net loan charge offs were $1,000 and $45,000 for the quarter and six months ended June 30, 2019, respectively, compared with $32,000 and $24,000 for the same periods in

2018, respectively.   Annualized net loan charge-offs for the quarter and six months ended June 30, 2019 were 0.00% and 0.01% of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans, were $9,677,000, or 1.18% of loans receivable at June 30, 2019, compared with $9,638,000, or 1.23% of loans receivable at December 31, 2018, and $7,987,000, or 1.02% of loans receivable at June 30, 2018.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At June 30, 2019, $2,172,000, or approximately 28% of the loans classified as non-accrual are current or past due less than 30 days.  Commercial loans classified as substandard or doubtful loans totaled $12,572,000 at June 30, 2019, a decrease of $5,767,000, or 31.4%, from the $18,339,000 reported at December 31, 2018, and a decrease of $5,627,000, or 30.9%, from the $18,199,000 reported at June 30, 2018.  The decrease is largely due to improved financial performance of two large commercial relationships resulting in upgrades to pass ratings, as well a payoff of a classified loan due to the sale of the collateral by the borrower.

Non-Interest Income

Total non-interest income was $1,654,000 for the second quarter of 2019, an increase of $200,000, or 13.8%, compared with the same period in 2018.  Increases in non-interest income comprise; net gain on the sale of investment securities, other income, ATM and debit card, brokerage and advisory, and fees for services to customers, which increased $536,000, $45,000, $32,000, $28,000, and $14,000 respectively, in second quarter 2019 compared with the same period in 2018.  Other income increased $45,000 to $373,000, due to increased merchant fee income and the recording of a $58,000 deferred gain on sale of a bank-financed OREO property. These increases were offset in part due to a reduction in miscellaneous income from $60,000 to $28,000.  The Company recorded a $53,000 sales tax refund during second quarter 2018.

Unrealized loss on equity securities decreased $446,000 when comparing the second quarter 2019 to the same period in 2018, due to the decrease in fair value of the equities portfolio.  Net gains on sale of loans decreased $9,000, due to reduced mortgage loan activity during the second quarter 2019, compared to the same period in 2018.

For the six months ended June 30, 2019, non-interest income was $3,963,000, an increase of $1,442,000, or 57.2%, compared to the same period in 2018, primarily due to net realized gains on the sale of investment securities of $457,000 and improved fair value of equity securities of $776,000, when comparing the two periods.

Non-Interest Expense

Total non-interest expense was $6,793,000 for the second quarter of 2019, increasing $260,000, or 4.0% from $6,533,000  for the same period in 2018.  Salaries and benefits expense increased $163,000, or 4.5%, to $3,790,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $288,000, or 9.6%, to $3,277,000 during the second quarter 2019 compared to the same period in 2018 due to increased employees and salaries.  Retirement plan expenses increased $27,000, or 14.1%, for the same reasons.    Medical premiums decreased $152,000, or 29.5%, due to reduced medical claims when comparing the two periods. Net occupancy and furniture and equipment expense increased $86,000, or 8.5%, to $1,097,000 for the second quarter 2019, due primarily to increased rent, building repairs and maintenance, depreciation of furniture and equipment and software maintenance expense of $19,000, $42,000, $36,000, and $25,000, respectively, offset in part by decreased software amortization, and equipment maintenance expense of $7,000 and $23,000, respectively, when comparing the two periods. Other non-interest expense increased $11,000, or 0.6%, when comparing second quarter 2019 with second quarter 2018.

For the six months ended June 30, 2019, non-interest expense was $13,517,000, an increase of $806,000, or 6.3%, compared to the same period in 2018.

Provision for income taxes increased 18.7%, to $679,000 in the second quarter 2019 due to increased pre-tax income and a higher effective tax rate, compared with the same period in 2018.  The effective tax rates for the quarter and six months ended June 30, 2019 were 17.8% and 18.7%, respectively, compared with 16.7% and 16.3%, respectively, for the same periods in 2018.  The increase in effective tax rates is due to the increased proportional share of taxable versus non-taxable income during the quarter and six months ended June 30, 2019, compared with the same period in 2018.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves.  More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18
Assets	$1,212,005	$1,203,126	$1,175,452	$1,184,389	$1,172,874
Cash and cash equivalents	14,068	13,708	13,458	13,982	11,726
Investment securities
Debt securities, AFS	347,728	344,367	344,221	347,392	344,194
Equity securities	6,898	10,482	9,421	10,436	9,600
Loans held-for-sale	-	-	-	154	404
Loans receivable	817,593	804,528	785,448	785,962	779,886
Allowance for loan losses	(9,164)	(9,015)	(8,834)	(8,645)	(8,192)
Net loans	808,429	795,513	776,614	777,317	771,694
Deposits	1,030,661	1,034,614	1,015,598	1,024,565	985,726
Demand, non-interest bearing	149,591	139,970	128,615	128,089	135,482
Interest-bearing demand, money market and savings	646,759	671,925	663,195	672,467	627,525
Time	234,311	222,719	223,788	224,009	222,719
Short-term borrowings	59,048	49,897	50,872	55,923	85,646
Shareholders' equity	115,878	110,360	104,348	98,834	97,818

Asset Quality Data (Period End)
Non-accrual loans	$7,668	$7,706	$7,478	$9,631	$6,731
Loans past due 90 days or more and still accruing	-	-	-	-	23
Restructured loans	2,009	2,047	2,160	1,259	1,233
Non-performing loans	9,677	9,753	9,638	10,890	7,987
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$9,677	$9,753	$9,638	$10,890	$7,987

Allowance for loan losses	$9,164	$9,015	$8,834	$8,645	$8,192

Non-performing loans / Loans excluding held-for-sale	1.18%	1.21%	1.23%	1.39%	1.02%
Non-performing assets / Assets	0.80%	0.81%	0.82%	0.92%	0.68%
Allowance for loan losses / Loans excluding held-for-sale	1.12%	1.12%	1.12%	1.10%	1.05%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Six months ended,
For the period:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18	6/30/19	6/30/18

Interest income	$11,712	$11,289	$11,203	$10,926	$10,562	$23,001	$21,071
Interest expense	2,601	2,453	2,383	2,222	1,862	5,054	3,580
Net interest income	9,111	8,836	8,820	8,704	8,700	17,947	17,491
Provision for loan losses	150	225	187	568	187	375	375
Net interest income after provision for loan losses	8,961	8,611	8,633	8,136	8,513	17,572	17,116
Non-interest income:
Fees for services to customers	422	393	451	419	408	815	829
ATM and debit card	519	470	502	476	487	989	917
Retail brokerage and advisory income	133	141	66	96	105	274	208
Net realized gain (loss) on investment securities	584	6	(390)	181	48	590	133
Unrealized gain (loss) on equity securities	(405)	976	(862)	731	41	571	(205)
Net gain on sale of loans	28	21	23	38	37	49	44
Other	373	302	354	286	328	675	595
Total non-interest income	1,654	2,309	144	2,227	1,454	3,963	2,521
Non-interest expense:
Salaries and employee benefits	3,790	3,781	3,827	3,612	3,627	7,571	6,972
Net occupancy and furniture and equipment	1,097	1,062	1,068	1,000	1,011	2,159	1,969
Other	1,906	1,881	1,894	1,773	1,895	3,787	3,770
Total non-interest expense	6,793	6,724	6,789	6,385	6,533	13,517	12,711
Income before income taxes	3,822	4,196	1,988	3,978	3,434	8,018	6,926
Provision for income taxes	679	817	(339)	767	572	1,496	1,129
Net income	$3,143	$3,379	$2,327	$3,211	$2,862	$6,522	$5,797

Share and Per Share Data:
Net income - basic	$0.90	$0.97	$0.67	$0.93	$0.83	$1.87	$1.68
Net income - diluted	$0.90	$0.97	$0.67	$0.92	$0.82	$1.86	$1.67
Book value	$33.09	$31.59	$29.95	$28.47	$28.23	$33.09	$28.23
Cash dividends	$0.33	$0.33	$0.32	$0.32	$0.32	$0.66	$0.64
Average common shares outstanding - basic	3,494,620	3,486,786	3,473,965	3,466,672	3,460,360	3,490,724	3,456,467
Average common shares outstanding - diluted	3,502,111	3,494,429	3,492,060	3,489,061	3,481,312	3,498,057	3,476,874

(Dollars in thousands, except per share data)	Three months ended,					Six months ended,
For the period:	6/30/19	3/31/19	12/31/18	9/30/18	6/30/18	6/30/19	6/30/18

Selected Ratios:
Return on average assets	1.05%	1.15%	0.78%	1.07%	0.98%	1.10%	1.00%
Return on average shareholders' equity	10.91%	12.09%	8.29%	11.64%	10.70%	11.49%	11.02%
Net interest margin (tax equivalent)	3.20%	3.18%	3.11%	3.06%	3.15%	3.19%	3.18%
Efficiency ratio (tax equivalent)	61.97%	59.28%	74.03%	57.31%	63.08%	60.61%	62.27%
Average shareholders' equity to total average assets	9.61%	9.54%	9.38%	9.20%	9.20%	9.58%	9.10%
Net loan charge-offs (recoveries)	$1	$44	$(2)	$115	$32	$45	$24
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.00%	0.02%	0.00%	0.06%	0.02%	0.01%	0.01%

Balance Sheet (Average)
Assets	$1,202,406	$1,187,374	$1,186,456	$1,190,132	$1,166,383	$1,194,932	$1,165,356
Investment securities (Trading, AFS & HTM, Equities)	357,836	360,640	366,469	368,807	372,850	359,231	378,055
Loans receivable	805,538	789,737	784,372	780,221	757,451	797,681	750,828
Deposits	1,021,925	1,008,060	1,018,141	1,023,227	987,000	1,015,031	985,333
Shareholders' equity	115,551	113,304	111,312	109,433	107,301	114,434	106,073